UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 18, 2007

THE BOMBAY COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7832	75-1475223
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Bailey Avenue, Fort Worth, Texas	76107
(Address of Principal Executive Officers)	(Zip Code)

(817) 347-8200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

     CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

     CFR 240.13e-4 (c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 18, 2007 and May 22, 2007, The Bombay Company, Inc. (the “Company”) received notices from NYSE Regulation Inc. ( “NYSE Regulation”) that the Company was not in compliance with New York Stock Exchange (“NYSE”) continued listing requirements, due to the fact that the average closing share price of the Company’s common stock over a consecutive 30-trading day period was less than $1.00, and because the Company’s 30 day average market capitalization and stockholders’ equity had both fallen below $75 million. The Company intends to notify NYSE Regulation within ten days that it intends to cure the deficiencies and intends to submit a business plan to demonstrate its ability to achieve compliance with the continued listing standards within the requisite timeframes. If NYSE Regulation does not accept the Company’s plan materials, if the Company is unable to gain compliance with the continued standards within the timeframes allowed, or if the Company falls below the NYSE’s minimum continued listing standard requiring average market capitalization over a 30-trading day period of at least $25 million, the Company would intend to seek arrangements for its common stock to be quoted on the OTC Bulletin Board or similar quotation system.

Beginning May 25, 2007, the NYSE will make available on its consolidated tape an indicator “.BC” to reflect that the Company is below the NYSE’s quantitative continued listing standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOMBAY COMPANY, INC.
(Registrant)

Date: May 24, 2007                                                              By: /S/ MICHAEL J. VEITENHEIMER
Michael J. Veitenheimer,
Senior Vice President, Secretary
and General Counsel